Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			JNI Corporation			Brocade Communications		Gadzoox Networks

Underwriters		DLJ, Bear Stears, Hambrecht 	n/a					n/a
				& Quist, DLJ Direct, Banc
				of America Sec, Robertson
				Stephens, DBSI, AG Edwards,
				Lehman Bros, SG Cowen,
				First Security Van Kasper,
				Robert W. Baird,  Dain
				Rauscher Wessels, Gruntal,
				Kaufman Bros., John G.
				Kinnard, Ladenburg Thalm

Years of continuous
operation, including
predecessors		> 3 years				> 3 years				> 3 years

Security 			JNIC					BRCD					ZOOX

Is the affiliate a
manager or co-manager
of offering?		no					no					no

Name of underwriter
or dealer from
which purchased		DLJ					n/a					n/a

Firm commitment?		yes					yes					yes

Trade date/Date of
Offering			10/27/1999				5/25/1999				7/19/1999

Total dollar amount
of offering sold
to QIBs			$-   					$-   					$-

Total dollar amount
of any concurrent
public offering		$93,100,000.00			$61,750,000				$73,500,000

Total				$93,100,000.00			$61,750,000				$73,500,000

Public offering price	$19.00 				$19.00 		 		$21.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread
or commission		$1.33 (7%)				$1.33 (7%)				$1.47 (7%)

Shares purchased	 	100 					n/a					n/a

$ amount of purchase	$1,900.00				n/a					n/a

% of offering purchased
by fund			0.00204%				n/a					n/a

% of offering purch.
by assoc. funds		0.00612%				n/a					n/a

Total (must be less
than 25%)			0.00816%				n/a					n/a

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